Exhibit 10.43

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Jon Platt (“you”) and Warner/Chappell Music, Inc. (“Company”).  You and Company agree as follows:

1.Separation Date.  As you have requested, your employment with Company will end on December 31, 2018 or an earlier date to be determined by Company in its sole discretion (the earlier of such dates, “Separation Date”) and as of the Separation Date you will have no further authority or responsibilities as an employee of Company; provided, however, that in the event Company so requests prior to the Separation Date, you agree to render services to Company through the Separation Date from outside of the office, including being available by telephone and email.  As of the Separation Date, the Employment Agreement between you and Company dated February 10, 2016 (the “Employment Agreement”) will be terminated, with no liability to either you or Company thereunder.  In addition, (a) as of the Separation Date or an earlier date to be determined by Company in its sole discretion, you shall resign (i) as an officer and/or director of Company and its subsidiaries and affiliates (as applicable) and (ii) from any and all trade association and industry body board seats related to your employment with Company (which Company and you believe are limited to the American Society of Composers, Authors and Publishers and the National Music Publishers’ Association), and (b) as of the date on which you execute this Agreement, you shall resign from the board of directors of Warner Music Group Corp., and you hereby further agree to execute promptly at the request of Company any additional documents necessary to effectuate the provisions of this sentence.

2.COBRA; Bonus.

(a)COBRA.  During the period commencing immediately after the Separation Date and through the last day of the calendar month in which your termination occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage under the group insurance plan maintained by Company in accordance with the terms of the applicable plans, to the extent that you had elected such coverage prior to the Separation Date (“Benefits Coverage”).  Following the Benefits Period, you have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), at your expense, to elect to continue your and/or your dependents’ Benefits Coverage for such period of time as required under COBRA.  Further information regarding COBRA coverage, including enrollment forms and premium quotations, will be sent to you separately.

(b)Bonus.  You shall be eligible to receive an annual bonus with respect to Company’s 2018 fiscal year, as determined by Company in accordance with Paragraph 3(b) of the Employment Agreement, being payable when bonuses in respect of such fiscal year are paid to employees of Company generally.  Notwithstanding anything to the contrary in the Employment Agreement, you shall not be eligible to receive an annual bonus (or a pro-rata portion thereof) with respect to Company’s 2019 fiscal year.

3.Vacation Pay.  Company will pay you any accrued and unused vacation time and personal time unreimbursed expenses incurred by you, and all accrued and vested benefits owed to you in each case through the Separation Date and in accordance with Company’s policies.

4.Mutual Waiver and Release.

(a)Waiver and Release by You.  In exchange for your early release from the Employment Agreement and Company’s release pursuant to Paragraph 4(b), you, on behalf of yourself, your personal representatives, heirs, estate, successors and assigns (collectively, “Your Group”), agree to waive, release and forever discharge Company, its successors, parents, subsidiaries and affiliates, and their respective directors, officers, agents, representatives and employees (collectively, “Company Group”) from all claims of any kind.  You, on behalf of yourself and Your Group, release Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under the law or as otherwise provided in Paragraphs 16 and 17.  Your release on behalf of yourself and Your Group includes all claims relating to the Employment Agreement, your employment with Company, your benefits through Company, or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order.  Examples of claims waived and released by you include, but are not limited to, any alleged violation of the following laws and other sources of legal rights, each as amended:

•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	the Employee Retirement Income Security Act of 1974 (except to the extent provided otherwise in Paragraph 16);
•	the Immigration Reform and Control Act of 1986;
•	the Americans with Disabilities Act of 1990;
•	the Age Discrimination in Employment Act of 1967;
•	the Worker Adjustment and Retraining Notification Act;
•	the Genetic Information Non-discrimination Act;
•	the Occupational Safety and Health Act;
•	the Rehabilitation Act of 1973;
•	the Fair Credit Reporting Act;
•	the Equal Pay Act;
•	the Family and Medical Leave Act;
•	Title VII of the Civil Rights Act of 1964;
•	the Civil Rights Act of 1991;
•	California Family Rights Act – Cal. Gov’t Code §12945.2 et seq.;

•	California Fair Employment and Housing Act – Cal. Gov’t Code §12900 et seq.;
•	California Unruh Civil Rights Act – Cal. Civ. Code §51 et seq.;
•	Statutory Provisions Regarding the Confidentiality of AIDS Information –Cal. Health & Safety Code §120775 et seq.;
•	California Confidentiality of Medical Information Act – Cal. Civ. Code §56 et seq.;
•	California Military Personnel Bias Law – Cal. Mil. & Vet. Code §394 et seq.;
•	the California Occupational Safety and Health Act, Cal. Labor Code §6300 et seq., and any applicable regulations thereunder;
•	the California Consumer Credit Reporting Agencies Act – Cal. Civ. Code §1785 et seq.; and the California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code §1786 et seq.;
•	other provisions of the California Labor Code that lawfully may be released;
•	Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;
•	California Parental Leave Law;
•	California Apprenticeship Program Bias Law;
•	California Equal Pay Law;
•	California Whistleblower Protection Law;
•	Statutory Provisions Regarding California Family and Medical Leave;
•	Statutory Provisions Regarding California Electronic Monitoring of Employees;
•	the California Investigative Consumer Reporting Agencies Act;
•	California Political Activities of Employees Law;
•	California Domestic Violence Victim Employment Leave Law;
•	California Court Leave Law;
•	California Worker Adjustment and Retraining Notification Act;
•	any other federal, state, local or other law, or any other federal, state or local law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract (oral or written, express or implied), tort law or common law; and
•	any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.

(b)Waiver and Release by Company.  Company, on behalf of itself and Company Group, waives, releases, and forever discharges you and Your Group from all claims Company or Company Group may have against you and Your Group as of the date Company signs this Agreement, under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with Company, except for any claim that you or Your Group committed a crime or engaged in acts or omissions to act constituting fraud or other willful misconduct.

5.Acknowledgments and Affirmations.

You affirm that:

(a)you have not filed, caused to be filed, or presently are a party to any claim against Company Group;

(b)except for the payments and benefits expressly set forth in this Agreement, as of the date you sign this Agreement (i) you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits which are due and payable, including, without limitation, any vacation time you have earned but have not used as of the Separation Date and (ii) you are not entitled to any other payments or benefits from Company, including, without limitation, pursuant to the Warner Music Inc. Severance Pay Plan.  You have reported all of the hours you worked while you were employed by Company.

(c)Company has granted you any leave to which you were entitled from Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(d)you have no known workplace injuries or occupational diseases;

(e)you are not Medicare eligible and have not filed a claim for Medicare benefits;

(f)you are not aware of any fraud or wrongdoing by Company Group and you have not been retaliated against for reporting any allegations of fraud or other wrongdoing by Company Group; and

(g)all of Company’s decisions regarding your pay and benefits through the date you sign this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.Release of Civil Code Section 1542.

(a)It is Company’s and your intention that this Agreement be effective as a full and final accord and satisfaction and release of each and every matter referred to by its terms.  You and Company acknowledge that you are each familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You and Company waive and relinquish any right and benefit which you and Company have or may have under Section 1542 to the full extent that may lawfully be waived.

(b)In waiving the protections of California Civil Code Section 1542, you and Company expressly acknowledge awareness that the actual facts and circumstances surrounding the agreement upon which this release is given may later be discovered to be different from those now known or believed to be true, and you assume such risk to effect a full and complete waiver and release.  You and Company warrant that you and it have read this Agreement, including this waiver of California Civil Code Section 1542, and that you and it have consulted counsel or have had the opportunity to consult counsel about this Agreement and specifically about the waiver of Section 1542, and that you and it understand this Agreement and the Section 1542 waiver.  You further acknowledge by your signature below that you freely and knowingly enter into this Agreement.

7.Confidentiality and Non-Disclosure.  Except as otherwise provided in Paragraph 9 or Paragraph 17, you shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets, privileged information, confidential information, business information or proprietary information regarding Company Group, including, without limitation, the terms of any agreements including this Agreement between Company or any of its affiliates and any third party, except that you may disclose the financial terms of this Agreement to tax authorities and the financial terms of this Agreement and any other information addressed in this Agreement either (a) to your attorneys and accountants as necessary to secure their advice; (b) as needed to enforce your rights or defend yourself against any claim which is dependent on or affected by the information being disclosed; or (c) with respect to any matter which is publicly known or available other than as a result of your breach of your obligations hereunder.  You shall not during the one-year period following the date hereof, without the prior written approval of Executive Vice President, Corporate Communications and Marketing for Warner Music Group, discuss any Company Topic (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative.  “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.  Except for any disclosure required by Warner Music Group Corp. as an SEC reporting company, neither you nor Company shall make any public announcement or any statement to any press or media representative concerning your termination or separation from Company other than any such announcement or statement which is approved in advance by both you and the Company.  With respect to any disclosure required by Warner Music Group Corp. as an SEC reporting company, you will be given the advance opportunity to provide your input.

8.Cooperation.  To the extent allowed by law, you agree to cooperate reasonably and truthfully with Company, at Company’s expense, in the prosecution, defense or pursuit of any matter in which you were involved during your employment; provided that Company shall coordinate with you reasonably in advance to schedule your cooperative efforts hereunder so as to accommodate your prior personal and professional commitments.  You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against Company, unless your participation is required under the law.

9.Protected Disclosures and Statements.  Nothing in this Agreement prohibits you from complying with any applicable law, rule or regulation or responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority or reporting possible violations of U.S. federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation.  However, except as provided otherwise in this Agreement, you are not authorized to disclose any information covered by Company Group’s attorney-client privilege or attorney work product or Company Group’s trade secrets without prior written consent of the General Counsel of Warner Music Inc.  Further, Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.Return of Property.  You agree to promptly return to Company all property of Company in your possession, including, but not limited to:  keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by Company, and all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you possess or have under your control.  Subject to the foregoing, you shall remain entitled to retain a digital and/or physical copy of your personal and professional contacts listing or rolodex.

11.Card Pay-Off Requirement.  You hereby represent and agree that any outstanding balances on corporate credit cards provided to you by Company have been paid in full, or will be fully paid by you prior to the due date specified by the credit card provider.

12.Representations and Effective Date.

(a)Consideration Period.  You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and Company Group as of the date you sign this Agreement unless you have revoked this Agreement pursuant to Paragraph 12(b), in consideration for your early release from the Employment Agreement and Company’s release of claims against you.  You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to Company before you sign it, and that you have been given the time necessary to seek such advice and counsel.  You have had at least twenty-one (21) days to consider this Agreement.  You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period.  You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b)Revocation Period.  You understand you may revoke this Agreement within seven (7) days of its execution, by notifying Company in writing of your desire to revoke the Agreement.  If you revoke this Agreement, the Agreement will have no legal effect.  Any revocation within this period must be submitted, in writing, to Executive Vice President and General Counsel, Warner Music Inc., and must state: “I hereby revoke my acceptance of our Separation Agreement and Release.” The revocation must be either: (a) personally delivered to Executive Vice President and General Counsel, Warner Music Inc., 1633 Broadway, New York, NY 10019, within seven (7) calendar days after you sign the Agreement; (b) mailed to Executive Vice President and General Counsel, at the address specified above by First Class United States mail and postmarked within seven (7) calendar days after you sign this Agreement; or (c) delivered to Executive Vice President and General Counsel, at the address specified above through a reputable overnight service with documented evidence that it was sent within seven (7) calendar days after you signed the Agreement.  The provisions of this Agreement, including any payments or benefits due to you, are not binding on Company until eight days after the execution of this Agreement by you you (and provided you have not revoked your acceptance pursuant to this Paragraph).  This Agreement will become binding and enforceable on the eighth day after it is signed by you (unless revoked as provided in this Paragraph).

13.Complete Agreement.  This Agreement reflects the final and complete Agreement between you and Company with respect to the subjects addressed by it.  This Agreement supersedes any and all prior agreements between you and Company, including the Employment Agreement.  No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of Company and you.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email shall be effective as delivery of a manually executed counterpart of this Agreement.

14.Severability.  If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision.  The provisions of this Agreement are severable.

15.Choice of Law.  This Agreement will be governed by and construed according to the laws of the State of California, without regard to any choice of law provisions.

16.Claims Not Released.  You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under any health, welfare or retirement benefit plans of Company as of your Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; (f) be covered or reimbursed under any liability or other insurance policies maintained by Company in accordance with the terms of those policies; and/or (g) be indemnified by Company as a former officer and director of Company and its subsidiaries and affiliates in conformity with their programs, policies or by-laws or as provided under applicable law in accordance with the terms of those programs, policies, by-laws or laws.

17.Government Agencies.  Nothing in this Agreement prohibits or prevents you from filing a charge or communicating with, providing documents or information to, or participating, testifying or assisting in any investigation, hearing or other proceeding before, any federal, state or local government agency or regulatory authority, including but not limited to, the EEOC, NLRB, OSHA, or the SEC.  Any non-disclosure, confidentiality or waiver provision in this Agreement does not prohibit you from initiating communications directly with, responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, your employment, this Agreement or its underlying facts or circumstances.  Any cooperation provision in this Agreement does not require you to contact the Company regarding the subject matter of any such communications.  By signing this Agreement, however, you waive the right to receive damages or monetary recovery from any such charge you may file or which is filed on your behalf, but it will not limit your right to receive an incentive award authorized under federal or state statute or regulation for information provided to any federal or state regulatory, government or law enforcement agencies, if applicable.

18.Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any of its affiliates is a party.

19.Non-Solicitation.  While you are employed by Company and through September 30, 2020, you shall not, except as otherwise expressly agreed to by Company in writing, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) induce (or attempt to induce) a breach or disruption of the contractual relationship between Company or any affiliate of Company (or a label distributed by Company or an affiliate of Company) and any recording artist (including, without limitation, a duo or a group), publisher or songwriter (including without limitation, a recording artist or songwriter who has contracted through a furnishing entity) (“Company Artist”); (b) use Company’s (or any of its affiliates’) trade secrets or confidential information to solicit, induce or encourage any individual who at the time is, or who within the one-year prior period was, a Company Artist to end its relationship with Company, Company affiliate or label or to enter into an exclusive recording or music publishing agreement with any other party or (c) solicit, induce or encourage any individual who at the time is, or who within the six-month prior period was, an employee of Company or any Company affiliate in the United States to leave his or her employment or to commence employment with any other party.

20.Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements).  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.  References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “specified employee”  as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this Paragraph.

Date:	9/12/18	/s/ Jon Platt
JON PLATT

WARNER/CHAPPELL MUSIC, INC.

Date:	9/12/18	By:	/s/ Paul M. Robinson
		Name:	Paul M. Robinson